Exhibit 99.1

TITAN REPORTS RECORD QUARTERLY REVENUES OF $526 MILLION AND RECORD BACKLOG OF $6 BILLION

Company Achieves 12% Year-over-Year Revenue Growth for Third Quarter of 2004

Quarterly Bookings(1) Total a Record $1 Billion

SAN DIEGO, CA – October 27, 2004 – The Titan Corporation (NYSE: TTN), a leading national security solutions provider, today reported record quarterly revenues of $526 million for the third quarter of 2004, a 12% increase over revenues of $468 million for the same period a year ago.

Titan also reported that its backlog at September 30, 2004 totaled a record $6.0 billion compared with $5.6 billion at June 30, 2004 and $5.0 billion at September 30, 2003.

Titan’s net income from continuing operations was $16.6 million, or $0.19 per diluted share, for the third quarter of 2004 compared with $15.6 million, or $0.18 per diluted share, for the third quarter of 2003.  Included in net income from continuing operations for the third quarter of 2004 was a charge of $2.9 million ($1.7 million, net of tax) related to ongoing costs of the Foreign Corrupt Practices Act (FCPA) government investigations and trailing costs related to the terminated merger with Lockheed Martin Corporation.  Included in net income from continuing operations for the third quarter of 2003 was a charge of $0.8 million ($0.5 million, net of tax) for merger-related costs.

Titan reported net income of $15.8 million, or $0.18 per diluted share, for the third quarter of 2004 compared with net income of $15.0 million, or $0.18 per diluted share, for the third quarter of 2003.  Included in net income for the third quarter of 2004 was loss from discontinued operations of $0.8 million, net of tax.  Included in net income for the third quarter of 2003 was a loss from discontinued operations of $0.4 million, net of tax.

“Titan continued its trend of impressive top-line growth, fueled by a succession of major contract wins throughout 2004,” said Gene W. Ray, chairman, president and CEO.  “Our quarterly results are evidence that Titan is standing strong and continues to enjoy our U.S. Government customers’ confidence in the company’s ability to provide national security solutions to our nation’s military, intelligence and homeland security agencies.  Specifically,

•      Bookings were approximately $1 billion in the third quarter of 2004 with a total backlog of $6.0 billion as of September 30, 2004;

•      In the third quarter of 2004, Titan won six of its seven bids, which each had a potential revenue value of $100 million-plus;

•      At September 30, 2004, Titan had nine bids, which each had a potential revenue value of $100 million-plus, awaiting government decision.  Three of those bids have been awarded to Titan after the end of the third quarter of 2004, and seven are still awaiting government decision.

In addition to our bidding success in the third quarter of 2004, we have been – and continue to be – actively engaged in enlarging our new business pipeline across all business areas with new growth opportunities.”

(1) Bookings are defined as revenues expected to be realized from a contract over the term of the contract, including option years.

Titan also highlighted in the following table major new contracts awarded to the company during the third quarter of 2004 which are included in third quarter bookings, as well as those won since September 30, 2004, which provide future revenue visibility and  growth opportunities:

	Contract Name	When Announced	Potential Value(2)	Duration(3)
1	NAVSEA Shipbuilding Office	Q4 2004	$1.05 billion	5 years
2	NAVAIR Systems Engineering Dept.	Q4 2004	$109 million	5 years
3	NORAD/NORTHCOM	Q4 2004	$170 million	5 years
4	SPAWAR Charleston (*)	Q3 2004	$149 million	5 years
5	Space and Naval Warfare Systems Center San Diego (SSC (*)	Q3 2004	$23 million	5 years
6	Joint Deployable Intelligence Support Systems (JDISS (*)	Q3 2004	$255 million	7 years
7	USAF Electronic Systems Center, IT Services Program II	Q3 2004	$26 million	2 years
8	INSCOM (Linguist)	Q3 2004	$400 million	1 year
9	NSA Enterprise Program Management	Q3 2004	$300 million	5 years

(*) Previously announced in second quarter 2004 earnings release, dated August 4, 2004.

Operating Overview

Year-over-year revenue growth for the third quarter of 2004 resulted principally from the ongoing ramp-up of existing large contracts and the initiation of new contracts, primarily with the U.S. military and intelligence communities, including:

•      Titan’s linguist contract with the U.S. Army;

•      The Enterprise Architecture and Decision Support contract with the National Security Agency;

•      Further development of the Affordable Weapon for the U.S. Navy;

•      The Navy’s Information Technology Services contract focused on the defense intelligence community’s mission of intelligence information sharing; and

•      The U.S. Special Forces Operations Command Enterprise Information Technology contract.

Operating profit as a percentage of revenues was 7.0% for the third quarter of 2004 versus 7.3% for the third quarter of 2003.  Included in the operating profit for the third quarter of 2004 and 2003 are government investigations-related costs and merger-related costs of $2.9 million and $0.8 million, respectively. Operating profit as a percentage of revenues, before the aforementioned government investigations-related costs and merger-related costs, was 7.5% for both the third quarter of 2004 and the third quarter of 2003.

(2) Potential Value is the maximum revenue that may be realized during the initial contract term and all option years, if applicable.

(3) Duration is the term of the base contract period, plus option years.

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Selling, general and administrative expenses were 7.2% of revenues in the third quarter of 2004 compared with 7.8% of revenues in the third quarter of 2003.  Research and development costs were $3.4 million in the third quarter of 2004, up from $3.0 million in the third quarter of 2003, primarily as a result of costs incurred on the development of a high-speed modem, secure communications devices, airborne antennas, and devices for Homeland Security applications.

In the third quarter of 2004, Titan made no further adjustments to its provision of $28.5 million for anticipated costs to settle the FCPA government investigations.  Titan is continuing to cooperate fully with the government to resolve the investigations.

Discontinued Operations

Titan previously disclosed that it is offering for sale its non-core Datron World Communications business and its Titan Scan Technologies services business.  As of October 27, 2004, these non-core businesses had not yet been sold.

Liquidity

Days sales outstanding (DSO) was 79 in the third quarter of 2004, up from 76 at June 30, 2004, and up from 72 at December 31, 2003.  The increase in DSO during the quarter was due primarily to longer payment cycles associated with the Army linguist contract.  Availability under Titan’s senior credit facility at September 30, 2004 was $106 million. Borrowings under Titan’s revolving line of credit decreased by $30 million during the third quarter of 2004. At September 30, 2004, Titan was in compliance with all debt covenants.

Updated Guidance for Full-Year 2004 and 2005

Titan today issued updated financial guidance for the full-year 2004 and 2005, which is summarized in the table below:

(In $millions, except for earnings per share; all figures are in accordance with GAAP)

Fiscal year
	2004	2005

Revenues	$2,025 to $2,075	$2,250 to $2,350
Revenue growth rate	14.1% to 16.9%	8.4% to 16.0%
Operating margin	3.0% to 3.4%	7.75% to 8.5%
Net income from continuing operations	$5 to $11	$83 to $92
EPS from continuing operations	$0.06 to $0.12	$0.95 to $1.05
Fully diluted projected share count	86.2	87.5
Cash flow from continuing operations	$(10) to $30	$90 to $135

“We’re pleased with Titan’s performance in the third quarter and applaud the efforts of our highly motivated and dedicated employees,” added Ray.

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Conference Call Information

As previously announced, Titan management will host a conference call later today at 8:00 a.m. Pacific (11:00 a.m. Eastern). The conference call dial-in number is (800) 591-6930. International callers may dial (617) 614-4908. No access code is required. The call will also be webcast live via Titan’s website at www.titan.com.

An archive of the webcast will be available two hours following the conference call. A telephone replay of the call will be available beginning at 1:00 p.m. (Eastern) on October 27, 2004 through November 3, 2004 at 11:59 p.m. (Eastern) by dialing (888) 286-8010.  The international replay number is (617) 801-6888 (access code 15607199).

About Titan

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers. As a provider of national security solutions, the company has approximately 12,000 employees and annualized sales of more than $2 billion.

Certain statements contained in this news release that are not historical facts may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include, without limitation, the statements of Gene Ray, our financial guidance for full-year 2004 and 2005, expectations and projections of revenue, including revenues expected to be realized from third-quarter contract wins, revenue growth rates, operating margins, net income from continuing operations, earnings per share from continuing operations, fully diluted projected share count, cash flow from continuing operations for 2004 and 2005, our expectations regarding our future prospects, including the sustainability of our growth rate, increased operating margins and enhanced profitability, and our ability to win and execute the contracts resulting from pending bids outstanding, and other large contract opportunities.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include risks associated with the company’s dependence on continued funding of U.S. Department of Defense and federal civilian agency programs; contract termination or non-renewal risks; risks related to the uncertain outcome of existing or future government proceedings, investigations or inquiries arising out of the FCPA investigation; risks related to the uncertain outcome of pending class action and other litigation against us; and other risks described in Titan’s SEC filings, including Titan’s Annual Report of Form 10-K for the year ended December 31, 2003.  Titan undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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THE TITAN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues	$525,997	$468,398	$1,494,951	$1,276,560

Costs and expenses:
Cost of revenues	445,104	393,624	1,265,458	1,067,616
Selling, general and administrative	37,960	36,722	112,100	113,539
Research and development	3,411	2,963	11,524	7,029
Merger, investigation and settlement costs	2,876	750	54,787	750
Asset impairment charges	—	—	22,695	—
Total costs and expenses	489,351	434,059	1,466,564	1,188,934
Operating profit (loss)	36,646	34,339	28,387	87,626
Interest expense - net	(9,234)	(8,337)	(27,106)	(23,644)
Debt extinguishment costs	—	—	—	(12,423)
Net gain on sale of assets	—	—	563	—
Income (loss) from continuing operations before income taxes	27,412	26,002	1,844	51,559
Income tax provision (benefit)	10,768	10,430	11,010	20,756
Income (loss) from continuing operations	16,644	15,572	(9,166)	30,803
Loss from discontinued operations, net of tax benefit	(839)	(395)	(38,524)	(2,760)
Net income (loss)	15,805	15,177	(47,690)	28,043
Dividend requirements on preferred stock	—	(172)	(190)	(516)
Net income (loss) applicable to common stock	$15,805	$15,005	$(47,880)	$27,527

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.20	$0.19	$(0.11)	$0.38
Loss from discontinued operations, net of tax benefit	(0.01)	(0.00)	(0.46)	(0.03)
Net income (loss)	$0.19	$0.19	$(0.57)	$0.35

Weighted average shares	84,380	80,210	83,698	79,374

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.19	$0.18	$(0.11)	$0.37
Loss from discontinued operations, net of tax benefit	(0.01)	(0.00)	(0.46)	(0.03)
Net income (loss)	$0.18	$0.18	$(0.57)	$0.34

Weighted average shares	86,167	84,210	83,698	82,296

THE TITAN CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands)

	As of	As of
	9/30/04	12/31/03
	(Unaudited)
Cash and cash equivalents	$30,401	$26,974

Accounts receivable - net	458,600	381,265

Inventories	18,308	21,430

Current portion of amounts outstanding under line of credit	3,500	3,500

Long-term portion of amounts outstanding under line of credit	359,500	341,250

Stockholders’ equity	329,036	371,409